Exhibit 99.1

A conference call regarding this earnings release is scheduled for 9 a.m. Eastern, Tuesday, Jan. 9, 2007. Dial in at 1.517.623.4891 or listen online at www.emmis.com
Contacts:
Patrick Walsh, CFO
Kate Snedeker, Media & Investor Relations
317.266.0100
For Immediate Release
Tuesday, Jan. 9, 2007
Emmis Communications Reports 3rd Quarter Results
Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its third fiscal quarter ended Nov. 30, 2006.
“While we have been disappointed with the continued softness in our New York and Los Angeles markets, we are beginning to see signs that the worst is behind us. I’m confident that programming and management actions taken in recent months are beginning to deliver and point to better results in 2007,” Emmis Chairman and CEO Jeff Smulyan said.
For the third fiscal quarter, reported net revenue was $91.2 million, compared to $97.9 million for the same quarter of the prior year, a decrease of 6.9%. The decrease related primarily to revenue declines at Emmis’ New York and Los Angeles radio stations.
Diluted net loss per common share from continuing operations was $0.09, compared to a loss of $0.01 for the same quarter of the prior year. Emmis recorded a charge of $10.0 million in the quarter ended Nov. 30, 2006, related to debt extinguishment and refinancing activity in the quarter.
For the third quarter, reported radio net revenues decreased 9.2%, while publishing net revenues were flat.
For the third quarter, operating income was $17.5 million, compared to $24.4 million for the same quarter of the prior year, a decrease of 28.4%. Emmis’ station operating income for the third quarter was $30.2 million, compared to $37.1 million for the same quarter of the prior year, a decrease of 18.8%.
Emmis has included supplemental pro forma net revenues, station operating expenses, and certain other financial data on its website, www.emmis.com under the “Investors” tab.
International radio net revenues and station operating expenses for the quarter ended Nov. 30, 2006 were $6.9 million and $5.3 million, respectively.
On Sept. 21, Emmis announced that Emmis Operating Company (“EOC”) had commenced an offer to purchase, at par, $339.6 million of the outstanding 6 7/8% Senior Subordinated Notes due 2012, pursuant to an asset sale offer required under the indenture for a portion of the Notes and a separate tender offer for the balance of the Notes. On Oct. 20, approximately $374.9 million of the $375.0 million outstanding Notes were redeemed at par plus accrued and unpaid interest. The redemption was financed with available cash on hand from the sale of WKCF-TV in August of 2006, coupled with additional borrowings under the Company’s senior credit facility. On Dec. 29, 2006, Emmis redeemed the remaining $0.1 million of outstanding notes.
On Nov. 2, 2006, EOC amended and restated its Revolving Credit and Term Loan Agreement to provide for total borrowings of up to $600 million, including (i) a $455 million term loan and (ii) a $145 million revolver, of which $50 million may be used for letters of credit. The credit facility also provides for the ability to have incremental facilities of up to $450 million, a portion of which may be allocated to a revolver.
In connection with the redemption of substantially all of the Notes and the amendment and restatement of the credit facility, the Company recorded a loss on debt extinguishment of $10.0 million, which is recorded in its quarter ended Nov. 30, 2006.
On Nov. 2, Emmis’ Board of Director declared a special one-time dividend of $4 per common share to all shareholders. The dividend was paid on Nov. 22, which reduced shareholders’ equity by $150.2 million.
Subsequent to quarter end, the company increased its ownership in Radio Fresh! in Bulgaria. Emmis moved from minority to majority shareholder in the highly-rated national CHR station.
The following table reconciles reported results to pro forma results (dollars in thousands):

	3 months ended Nov. 30,		%	9 months ending Nov. 30,		%
	2006	2005	Change	2006	2005	Change
Radio
Reported net revenues	$66,704	$73,492	-9.2%	$214,630	$229,631	-6.5%
Plus: Revenues from assets acquired	—	401		—	2,153
Pro forma net revenues	$66,704	$73,893	-9.7%	$214,630	$231,784	-7.4%

Publishing
Reported net revenues	$24,501	$24,500	0.0%	$66,271	$65,396	1.3%
Plus: Revenues from assets acquired	—	—		—	—
Pro forma net revenues	$24,501	$24,500	0.0%	$66,271	$65,396	1.3%

Total Company
Reported net revenues	$91,205	$97,992	-6.9%	$280,901	$295,027	-4.8%
Plus: Revenues from assets acquired	—	401		—	2,153
Pro forma net revenues	$91,205	$98,393	-7.3%	$280,901	$297,180	-5.5%

On a pro forma basis, the Company expects its radio net revenues for its quarter ending Feb. 28, 2007 to decrease low-to mid single digits and its station operating expenses to increase low single digits.
Emmis will host a call regarding this information on Tuesday, Jan. 9 at 9 a.m. Eastern at 1.517.623.4891, with a replay available through Tuesday, Jan. 16 at 1.402.220.9725. Listen online at www.emmis.com.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis’ debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis’ business or other discretionary uses.
Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.
Emmis Communications – Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. In May 2005, Emmis announced its intent to seek strategic alternatives for its 16 television stations, and has sold 14 of them. Emmis also owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.
The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.
Note: Certain statements included in this report or in the financial statements contained herein which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.
Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands, except per share data)

	Three months ended November 30,		Nine months ended November 30,
	2006	2005	2006	2005
OPERATING DATA:
Net revenues:
Radio	$66,704	$73,492	$214,630	$229,631
Publishing	24,501	24,500	66,271	65,396
Total net revenues	91,205	97,992	280,901	295,027
Operating expenses:
Radio	41,665	41,877	133,246	128,846
Publishing	20,189	20,077	58,627	58,716
Total station operating expenses	61,854	61,954	191,873	187,562
Corporate expenses	8,444	7,360	23,623	23,921
Depreciation and amortization	3,417	4,225	9,915	12,278
(Gain) loss on disposal of assets	2	40	5	85

Operating income	17,488	24,413	55,485	71,181
Interest expense	(9,505)	(20,487)	(33,621)	(49,073)
Loss on debt extinguishment (a)	(10,023)	—	(13,403)	—
Other income, net	1,885	(48)	2,670	115

Income before income taxes, minority interest and discontinued operations	(155)	3,878	11,131	22,223
Provision for income taxes	461	872	5,019	8,919
Minority interest expense, net of tax	654	1,092	3,376	3,511

Income from continuing operations	(1,270)	1,914	2,736	9,793
Income from discontinued operations, net of tax	4,400	198,107	121,330	209,036

Net income	3,130	200,021	124,066	218,829
Preferred stock dividends	2,246	2,246	6,738	6,738

Net income available to common shareholders	$884	$197,775	$117,328	$212,091

Basic net income (loss) per common share:
Continuing operations	$(0.09)	$(0.01)	$(0.11)	$0.07
Discontinued operations, net of tax	0.11	5.37	3.26	4.67

Net income available to common shareholders	$0.02	$5.36	$3.15	$4.74

Diluted net income (loss) per common share:
Continuing operations	$(0.09)	$(0.01)	$(0.11)	$0.07
Discontinued operations, net of tax	0.11	5.37	3.26	4.64

Net income available to common shareholders	$0.02	$5.36	$3.15	$4.71

Weighted average shares outstanding:
Basic	37,290	36,879	37,214	44,700
Diluted	37,290	36,879	37,214	45,056

(a) Reflects (i) costs of our senior floating rate notes and senior discount notes and senior subordinated notes redemptions in the quarter ended May 31, 2006 (ii) costs associated with permanent paydowns of our senior credit facility in the quarter ended August 31, 2006 and (iii) costs of our senior subordinated notes redemption and costs related to the amendment and restatement of our senior credit facility in the quarter ended November 30, 2006.

OTHER DATA:
Station operating income (See below)	30,154	37,127	91,797	111,116
Cash paid for taxes	5,414	6	5,988	39
Capital expenditures	1,149	2,985	2,306	8,174

Noncash compensation by segment:
Radio	$600	$861	$1,946	$2,796
Publishing	203	228	823	855
Corporate	1,150	1,570	3,715	4,530

Total	$1,953	$2,659	$6,484	$8,181

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$17,488	$24,413	$55,485	$71,181
Plus: Depreciation and amortization	3,417	4,225	9,915	12,278
Plus: Corporate expenses	8,444	7,360	23,623	23,921
Plus: Station noncash compensation	803	1,089	2,769	3,651
Plus: (Gain) loss on disposal of assets	2	40	5	85

Station operating income	$30,154	$37,127	$91,797	$111,116

	November 30, 2006	February 28, 2006
SELECTED BALANCE SHEET INFORMATION:

Total Cash and Cash Equivalents	$16,063	$140,822

Senior Debt	$500,000	$296,174
Senior Subordinated Debt	118	375,000
Senior Discount Notes	—	1,406
Senior Floating Rate Notes	—	120,000

Total Senior, Senior Subordinated and Holding Company Debt	$500,118	$792,580